Exhibit 4.1

NASH FINCH COMPANY
INCOME DEFERRAL PLAN
(As amended through 5/21/04)

ARTICLE 1
Description

1.1	Plan Name. The name of the Plan is the “Nash Finch Company Income Deferral Plan.”

1.2	Plan Purpose. The purpose of the Plan is to provide Active Participants with the opportunity to defer a portion of the Base Salary or Annual Bonus or both that would otherwise be payable to them and to compensate Active Participants for the amount, if any, by which such deferrals decrease the amount of profit sharing contributions that would otherwise be made on their behalf pursuant to the Profit Sharing Plan.

1.3	Plan Type. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and, as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA by operation of sections 201(2), 301(a)(3) and 401(a)(4) thereof, respectively, and from the provisions of Title IV of ERISA, to the extent otherwise applicable, by operation of section 4021(b)(6) thereof. The Plan will be construed and administered in a manner that is consistent with and gives effect to such intent.

ARTICLE 2
Participation

2.1	Eligibility.

(A)	Prior to the beginning of each Plan Year, the Committee will determine which Qualified Employees, if any, are eligible to make deferral elections pursuant to Section 3.2 with respect to the Plan Year.

(B)	At any time during a Plan Year, the Committee may determine that a Qualified Employee who became such after the beginning of the Plan Year is eligible to make a deferral election pursuant to Section 3.2 with respect to the remainder of the Plan Year.

(C)	The fact that an Employee has been eligible to make deferral elections with respect to any particular Plan Year does not give the Employee any right to make deferral elections in any other Plan Year.

(D)	A Participant who, pursuant to Section 3.2(B), has revoked an Annual Bonus deferral election in connection with an Unforeseeable Emergency is not eligible to elect additional deferrals (of either Base Salary or Annual Bonus) with respect to the remainder of the Plan Year during which the revocation occurs or the immediately following Plan Year. A Participant who has received a distribution pursuant to Section 4.1(D) is not eligible to elect additional deferrals (of either Base Salary or Annual Bonus) with respect to the Plan Year during which the distribution is received or the four immediately following Plan Years. In either case, however, for the Plan Year during which the revocation or distribution occurs, the Participant’s Account will be credited with the amount, if any, determined pursuant to Section 3.2(E) or Section 3.2(F) based on his or her deferrals for the portion of the Plan Year preceding the revocation or distribution. [Section 2.1(D) as amended 5/21/04]

(E)	In conjunction with his or her initial election to participate in the Plan, a Participant must elect whether his or her distribution made pursuant to Section 4.1(A)(2) following his or her disability or termination of employment on or after attaining Retirement Age will (1) be made or commence within 60 days after termination of employment or within the first 60 days of the following calendar year and (2) be made in the form of a lump sum payment or installments. Such elections are irrevocable and apply to all benefits distributed to the Participant pursuant to the Plan.

2.2	Transfer Among Participating Employers. An Active Participant who transfers employment from one Participating Employer to another Participating Employer and who continues to be a Qualified Employee after the transfer will, for the duration of the Plan Year during which the transfer occurs, continue to participate in the Plan, in accordance with the election in effect for the portion of the Plan Year before the transfer, as a Qualified Employee of such other Participating Employer.

2.3	Multiple Employment. An Active Participant who is simultaneously employed as a Qualified Employee with more than one Participating Employer will participate in the Plan as a Qualified Employee of all such Participating Employers on the basis of a single deferral election pursuant to Section 3.2 applied separately to his or her Base Salary and Annual Bonus from each such Participating Employer.

2.4	Termination or Ceasing to be a Qualified Employee. An Active Participant who, during a Plan Year, terminates his or her employment with all Participating Employers or is determined by the Committee to have otherwise ceased to be a Qualified Employee is not eligible for further deferral credits for the Plan Year pursuant to Section 3.2 other than such credits relating to the period prior to such termination or cessation.

2.5	Condition of Participation. Each Qualified Employee, as a condition of participation, is bound by all of the terms and conditions of the Plan and the Plan Rules, including but not limited to the reserved right of the Company to amend or terminate the Plan, and must furnish to the Committee such pertinent information, and must execute such election forms and other instruments, as the Committee or Plan Rules may require by such dates as the Committee or Plan Rules may establish.

2.6	Termination of Participation. A Participant or Beneficiary will cease to be such as of the date on which his or her entire Account balance has been distributed.

ARTICLE 3
Benefits

3.1	Participant Accounts. The Committee will establish and maintain an Account for each Participant to evidence amounts credited with respect to the Participant pursuant to Sections 3.2, 3.3 and 3.4. If a Participant makes deferrals with respect to Base Salary, Annual Bonus or both from more than one Participating Employer, the Committee will establish a separate Account for the Participant with respect to each such Participating Employer. [Section 3.1 as amended 5/21/04]

3.2	Deferral Credits.

(A)	An Active Participant may elect to defer his or her Base Salary for a Plan Year by any one percent increment from one percent to a maximum percentage specified in Plan Rules and the percentage so elected will automatically apply to the Participant’s Base

Salary as adjusted from time to time. An election made pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Committee by a date specified by the Committee which is prior to the first day of the Plan Year to which the election relates or, in the case of an Active Participant who is determined by the Committee to be eligible to participate for a Plan Year pursuant to Section 2.1(B), within 30 days after the Committee’s determination. An Active Participant may revoke a deferral election made pursuant to this subsection at any time. The revocation will be effective as soon as administratively practicable after the Committee receives a properly completed revocation form. Any election or revocation pursuant to this subsection applies only to Base Salary relating to services performed after the effective date of the election or revocation.

(B)	An Active Participant who is determined by the Committee to be eligible to participate for a Plan Year pursuant to Section 2.1(A) may elect to defer his or her Annual Bonus for the Plan Year by any five percent increment from five percent to a maximum percentage specified in Plan Rules. An Active Participant who is determined by the Committee to be eligible to participate for a Plan Year pursuant to Section 2.1(B) may, if and to the extent specified by the Committee in conjunction with such determination, elect to defer his or her Annual Bonus for the Plan Year. An election made pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Committee by a date specified by the Committee which is prior to the first day of the Plan Year to which the election relates or, in the case of an Active Participant who is determined by the Committee to be eligible to participate for a Plan Year pursuant to Section 2.1(B), within 30 days after the Committee’s determination. An election pursuant to this subsection is irrevocable after the latest date by which it must be received by the Committee to be effective; provided, that Plan Rules may permit a Participant to revoke the election after that date if the Participant has an Unforeseeable Emergency, in which case no additional deferrals of either Base Salary or Annual Bonus will be made with respect to the portion of the Plan Year following the revocation and the Participant will be ineligible to elect additional deferrals for the period specified in Section 2.1(D).

(C)	Notwithstanding Subsections (A) and (B), Plan Rules may impose a dollar limitation on the total amount of deferrals that may be made during a Plan Year and may establish procedures to be applied in the event that a Participant’s deferral elections for a Plan Year would otherwise cause such limitation to be exceeded. Plan Rules may also impose conditions and limitations on participation by any Qualified Employee or any group of similarly situated Qualified Employees.

(D)	Reductions to an Active Participant’s Base Salary and Annual Bonus pursuant to this section will be credited to his or her Account as of the day on which the Participant would have otherwise received the Base Salary or Annual Bonus with respect to which such credit relates.

(E)	The Account of an Active Participant who is eligible to share in the allocation of a Participating Employer’s profit sharing contribution for a Plan Year pursuant to the Profit Sharing Plan will be credited with an amount equal to the amount, if any, by which (1) the amount of the profit sharing contribution that would have been allocated to his or her account under the Profit Sharing Plan but for deferrals made pursuant to this Plan exceeds (2) the amount of the profit sharing contribution actually allocated to his or her account under the Profit Sharing Plan. The Account will be credited as of the first day of the month next following the month during which the Participatory Employer’s profit sharing contribution has been made in full.

(F)	If a matching contribution is made on behalf of an Active Participant for any Plan Year beginning after December 31, 2003, pursuant to the Profit Sharing Plan and the amount of the matching contribution is determined based on his or her “eligible earnings,” as defined in the Profit Sharing Plan (because six percent of his or her eligible earnings for the Plan Year is less than the amount of the 401(k) contributions made on his or her behalf for the Plan Year pursuant to the Profit Sharing Plan), the Active Participant’s Account will be credited with an amount equal to the amount, if any, by which (i) the amount of the matching contribution that would have been allocated to his or her account for the Plan Year pursuant to the Profit Sharing Plan but for the deferrals made pursuant to this Plan exceeds (ii) the amount of the matching contribution actually allocated to his or her account for the Plan Year pursuant to the Profit Sharing Plan. The amount of the credit for a Plan Year pursuant to this subsection, if any, will be determined after any forfeitures and distributions of excess deferrals, excess contributions and excess aggregate contributions for the Plan Year pursuant to the Profit Sharing Plan. The Account will be credited as of a date during the following Plan Year selected by the Participating Employer. [Section 3.2(F) added 5/21/04]

3.3	Earnings Credits.

(A)	This Section 3.3 only applies to a Participant who has an Account balance under the Plan as of May 21, 2004.

(B)	A Participant who has an Account balance under the Plan as of May 21, 2004 may make a one-time election, subject to any conditions imposed by the Committee in Plan Rules, whether such Account balance along with any future credits made to the Participant’s Account pursuant to Section 3.2 will receive investment credits pursuant to Section 3.4 in lieu of earnings credits pursuant to Subsection (C). An election made pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Committee no later than June 30, 2004. An election pursuant to this subsection is irrevocable after the date it is received by the Committee. Such election will be applicable to credits to the Plan made after June 30, 2004 and to all existing Account balances as of July 1, 2004 that are attributable to credits made before July 1, 2004.

(C)	Unless a Participant, pursuant to Subsection (B), has elected to have his or her Account credited with investment credits pursuant to Section 3.4, the Committee will, in accordance with Plan Rules, credit the Participant’s Account, including the undistributed portion of an Account being distributed in the form of installment payments, with earnings each day in an amount equal to the “applicable percentage” of the balance of the Account for that day. Such earnings shall be compounded daily. The applicable percentage for a given day is the daily equivalent of the annual yield set forth for the applicable month in the Moody’s Bond Record, published by Moody’s Investor’s Service, Inc. (or any successor thereto) under the heading of “Moody’s (Mergent) Corporate Bond Yield Averages — Av. Corp.” or, if such yield is no longer available, a substantially similar yield selected by the Committee. [Section 3.3 as amended 5/21/04]

3.4	Investment Credits.

(A)	This Section 3.4 applies to any Participant who has made an election pursuant to Section 3.3(B) to have his or her Account credited with investment credits rather than earnings credits and to any Qualified Employee who becomes a Participant in the Plan after May 21, 2004. With respect to any Participant who made an election pursuant to Section 3.3(B), this Section 3.4 will be applicable to credits to the Plan made after June 30, 2004 and to all existing Account balances as of July 1, 2004 that are attributable to credits made before July 1, 2004.

(B)	Designation of Valuation Funds. The Committee will designate two or more valuation funds that will serve as the basis for determining investment credits pursuant to this section. The Committee may, from time to time, designate additional valuation funds or eliminate any previously designated valuation funds. The designation or elimination of a valuation fund pursuant to this subsection is not a Plan amendment. The Committee will not be responsible in any manner to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a valuation fund.

(C)	Participant Direction. A Participant must direct the manner in which amounts credited to his or her Accounts pursuant to Section 3.2 will be allocated among and deemed to be invested in the valuation funds designated pursuant to Subsection (B). Such allocation and investment directions shall be submitted in writing on a prescribed form (or in such other manner as the Plan Rules may authorize from time to time) to the Committee or to such agent as may be designated from time to time for this purpose and may be made separately for existing Account balances and for future amounts to be credited to an Account. Each such direction must be expressed in whole percentage increments for each selected valuation fund and such direction will remain in effect until the Participant subsequently submits a properly completed new direction form to the Committee or its designated agent. Amounts will be deemed to be invested in accordance with the Participant’s direction on or as soon as administratively practicable after the amounts are credited to the Participant’s Account. To the extent a Participant fails to direct the manner in which amounts credited to his or her Accounts will be deemed to be invested, such amounts will deemed to be invested in a default valuation fund specified in Plan Rules.

(D)	Change in Direction for Future Credits. A Participant may direct a change in the manner in which future credits to his or her Accounts pursuant to Section 3.2 will be allocated among and deemed to be invested in the valuation funds designated pursuant to Subsection (B). The changed allocation and investment direction will be effective for deferrals credited to the Participant’s Account pursuant to Section 3.2 at least 30 days (or such shorter period as Plan Rules may allow) after the date on which the Committee or its designated agent receives the direction from the Participant.

(E)	Change in Direction for Existing Account Balance. A Participant may direct a change in the manner in which his or her existing Account balances are allocated among and deemed to be invested in the valuation funds designated pursuant to Subsection (B). The changed allocation and investment direction will be effective as soon as administratively practicable after the date on which the Committee or its designated agent receives the direction from the Participant.

(F)	Account Adjustment. As of the close of business on each day on which trading occurs on the NASDAQ Stock Market, the Committee will cause Participants’ Accounts to be separately adjusted, in a manner determined by the Committee to be uniform and equitable, to reflect the investment credits (comprised of the income, expense, gains, losses, fees and the like (other than taxes)) that would have resulted since the last adjustment had the Participant’s investment directions pursuant to this section actually been implemented. For purposes of this subsection, an amount will be deemed to have been invested in accordance with a Participant’s direction by the fifth business day after (1) the date on which the amount is credited to the Participant’s Account in the case of a direction pursuant to Subsection (C) or Subsection (D) or (2) the effective date of a direction pursuant to Subsection (E). To the extent determined by the Committee to be necessary in conjunction with any distribution pursuant to the Plan, the Committee will cause the Account from which the distribution is to be made to be adjusted to reflect a good faith estimate by the Committee of any fees and other expenditures payable after the date of the distribution in connection with deemed investment activity in the Account through and including the date of the distribution. Any such estimate is binding on the Participating Employer and the person to whom the distribution is made.

(G)	Obligations and Responsibilities of Committee. The sole obligation of the Committee with respect to the designation or elimination of any valuation fund designated pursuant to Subsection (B) is to act in accordance with the express terms of Subsection (B). By way of example and without limiting the previous sentence, the Committee is not required, and no course of conduct will cause it to be required, to investigate or monitor any designated fund to any extent or for any purpose or to take or refrain from taking any action with respect to a fund because of any aspect of the performance of the fund. The designation of a limited number of valuation funds is solely for administrative convenience and in no way reflects any endorsement of any such funds by the Committee.

(H)	Deemed Investment. Trust assets are not required to be invested in accordance with a Participant’s directions and the balance of all Accounts pursuant to the Plan will be determined pursuant to this section and other applicable sections of the Plan without regard to the actual amount of Trust assets. No Participating Employer shall be under any obligation to purchase any valuation fund used to determine investment credits. The valuation funds are used solely for purposes of record-keeping to calculate the amount of investment credits on Participants’ Accounts and such Accounts are not actually invested in the valuation funds.

(I)	Participant Responsibilities. Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this section. Neither any Participating Employer, any of its directors, officers or employers, the Company’s Board nor the Committee has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this section. [Section 3.4 added 5/21/04]

3.5	Vesting. Each Participant always has a fully vested nonforfeitable interest in his or her Account.

ARTICLE 4
Distribution

4.1	Distribution to Participant.

(A)	Form.

(1)	Termination Prior to Retirement Age. If a Participant terminates employment prior to attaining Retirement Age, distribution to the Participant will be made in the form of a lump sum payment.

(2)	Disability or Termination on or After Retirement Age. If a Participant

(a)	is determined by the Committee to be absent from active employment because of illness, injury or disease that is likely to be of long or indefinite duration or result in death or

(b)	terminates employment on or after attaining Retirement Age,

distribution to the Participant will be made in the form of ten annual installment payments made on or around the same date in each of the ten years unless, at the time of his or her initial enrollment in the Plan, the Participant makes an irrevocable election to receive his or her distribution in the form of a lump sum payment.

(B)	Time. Distribution to a Participant will be made or commence, as the case may be, within the 60-day period following the date on which the Participant is determined to be disabled or terminates employment, unless the distribution is made pursuant to Subsection (A)(2), in which case the distribution will be made or commence within the first 60 days of the calendar year following the calendar year during which he or she is determined to be disabled or terminates employment if the Participant so elected pursuant to Section 2.1(E); provided, that if the Participant makes a written claim pursuant to Section 6.2 objecting to the benefit, distribution will be made or commence as soon as administratively practicable after the Committee’s final determination with respect to the claim.

(C)	Amount.

(1)	Lump Sum. If a distribution is made in the form of a lump sum payment, the amount of the payment will be equal to the balance of the Participant’s Account calculated as of the close of business on a date preceding, and as close as administratively feasible to, the date of distribution.

(2)	Installments. If a distribution is made in the form of installment payments, the amount of each annual installment payment from a Participant’s Account will be determined by dividing the Participant’s Account balance, calculated as of a date preceding, and as close as administratively feasible to, the payment date, by the total number of remaining payments (including the current payment). Any installment payment to a Participant shall be deemed to have been made proportionally from each of the valuation funds into which amounts credited to his or her Account are deemed invested, based on the ratio of the amount deemed invested in each such valuation fund to the Participant’s total Account balance as of the date the amount of the installment payment is determined. The undistributed portion of an Account distributed in the form of installment payments will continue to be credited with earnings in accordance with Section 3.3(C) or 3.4. [Section 4.1(C) as amended 5/21/04]

(D)	Special Rules.

(1)	Withdrawals Due to Unforeseeable Emergency. Notwithstanding Subsections (A) or (B), a distribution will be made to a Participant if the Participant submits a written distribution request to the Committee and the Committee determines that the Participant has experienced an Unforeseeable Emergency. The amount of the distribution may not exceed the lesser of (a) the amount necessary to satisfy the emergency, as determined by the Committee or (b) the balance of the Account as of the date the Committee makes the determination specified in clause (a). The distribution will be made in the form of a lump sum payment as soon as administratively practicable afterthe Committee’s determination that the Participant has experienced an Unforeseeable Emergency. Any distribution to a Participant whose Account receives investment credits pursuant to Section 3.4 shall be deemed to have been made proportionally from each of the valuation funds into which amounts credited to his or her Account are deemed invested, based on the ratio of the amount deemed invested in each such valuation fund to the Participant’s total Account balance as of the date the Committee makes the determination specified in clause (a). [Section 4.1(D)(1) as amended 5/21/04]

(2)	Accelerated Distribution. Notwithstanding Subsections (A) or (B), a Participant may elect an immediate distribution of his or her Account in an amount equal to 90 percent of the balance of the Account calculated as of the close of business on the date the Committee receives a written application for such distribution from the Participant on a form furnished by the Committee, in which case the remaining balance of the Account will be forfeited. The distribution will be made in the form of a lump sum payment as soon as administratively practicable after the Committee’s receipt of the written application from the Participant. [Section 4.1(D)(2) as amended 5/21/04]

(3)	Nondeductibility. If the Committee determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant by an Affiliated Organization for a taxable year of the Affiliated Organization would not be deductible by the Affiliated Organization solely by reason of the limitation under Code section 162(m), to the extent deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this subsection is deductible, the Committee may defer all or any portion of the distribution.

4.2	Distribution to Beneficiary.

(A)	Form. In the event of a Participant’s death, the balance of the Participant’s Account will be distributed to the Participant’s Beneficiary in a lump sum payment whether or not payments had commenced to the Participant in the form of installments prior to his or her death.

(B)	Time. Distribution to a Beneficiary will be made within the 60-day period following the date on which the Committee receives notice of the Participant’s death; provided, that if the Beneficiary makes a written claim pursuant to Section 6.2 objecting to the benefit, distribution will be made as soon as administratively practicable after the Committee’s final determination with respect to the claim.

(C)	Amount. The amount of the payment will be determined in accordance with Section 4.1(C).

(D)	Beneficiary Designation.

(1)	Each Participant may designate, on a form furnished by the Committee, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of his or her Account after his or her death, and the Participant may change or revoke any such designation from time to time. No such designation, change or revocation is effective unless executed by the Participant and received by the Committee during the Participant’s lifetime. No designation of a Beneficiary other than the Participant’s spouse is effective unless the spouse consents to the designation or the Committee determines that spousal consent cannot be obtained because the spouse cannot reasonably be located or is legally incapable of consenting. The consent must be in writing, must acknowledge the effect of the election and must be witnessed by a notary public. The consent is effective only with respect to the Beneficiary or class of Beneficiaries so designated and only with respect to the spouse who so consented.

(2)	If a Participant -

(a)	fails to designate a Beneficiary, or

(b)	revokes a Beneficiary designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries none of whom survives the Participant or exists at the time in question,

for all or any portion of his or her Account, such Account or portion will be paid to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant’s estate.

(3)	The automatic Beneficiaries specified above and, unless the designation otherwise specifies, the Beneficiaries designated by the Participant, become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate. Any designation of a Beneficiary by name that is accompanied by a description of relationship or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

4.3	Payment in Event of Incapacity. If any individual entitled to receive any payment under the Plan is, in the judgment of the Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Committee may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Committee: the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, children, parents, or other relatives by blood or marriage. The Committee is not required to see to the proper application of any such payment and the payment completely discharges all claims under the Plan against the Participating Employer, the Plan and Trust to the extent of the payment.

ARTICLE 5
Source of Payments; Nature of Interest

5.1	Establishment of Trust.

(A)	A Participating Employer may establish a Trust, or may be covered by a Trust established by another Participating Employer, with an independent corporate trustee. The Trust must be a grantor trust that conforms substantially with the model trust described in Revenue Procedure 92-64. The Participating Employers may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee in accordance with the terms of the Trust.

(B)	Notwithstanding Subsection (A), not later than the effective date of a Change in Control, each Participating Employer must transfer to the Trust an amount not less than the amount by which (1) 125 percent of the aggregate balance of all Participants’ Accounts attributable to the Participating Employer as of the last day of the month immediately preceding the effective date of the Change in Control (determined in the manner specified in Section 4.1(C) if the last day of the month is not also the last day of a calendar quarter) exceeds (2) the value of the Trust assets attributable to amounts previously contributed by the Participating Employer as of the most recent date as of which such value was determined.

5.2	Source of Payments.

(A)	Each Participating Employer will pay, from its general assets, the portion of any benefit pursuant to Article 4 or Section 6.4 attributable to a Participant’s Account with respect to that Participating Employer, and all costs, charges and expenses relating thereto.

(B)	The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer’s obligations under the Plan in accordance with the terms of the Trust. The Participating Employer is responsible for paying any benefits attributable to a Participant’s Account with respect to that Participating Employer that are not paid by the Trust.

5.3	Status of Plan. Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Participant’s or other person’s only interest under the Plan being the right to receive the benefits set forth herein. The Trust is established only for the convenience of the Participating Employers and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan. To the extent the Participant or any other person acquires a right to receive benefits under this Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Participating Employer.

5.4	Non-assignability of Benefits. The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process.

ARTICLE 6
Miscellaneous

6.1	Administration.

(A)	The Plan will be administered on behalf of the Company by a committee whose members will be appointed by and will serve at the pleasure of the Company’s Board. Any Committee member may be dismissed at any time, with or without cause, on ten days’ notice from the Company’s Board. Any Committee member may resign by delivering his or her written resignation to the Company’s Board. Vacancies arising by the death, resignation or removal of a Committee member may (but need not) be filled by the Company’s Board.

(B)	The Committee will operate in accordance with such rules as the Company’s Board may from time to time specify.

(C)	The Committee may delegate to any person authority to perform nondiscretionary, ministerial acts determined by the Committee to be necessary or desirable in connection with the administration of the Plan.

(D)	The Committee has discretionary power and authority to adopt, modify and rescind Plan Rules, make all determinations necessary for the administration of the Plan, to construe, interpret, apply and enforce the Plan and Plan Rules and to remedy ambiguities, inconsistencies, omissions and erroneous Account balances.

(E)	The Committee will maintain records, make the requisite calculations and disburse or direct the Trustee to disburse payments under the Plan. The Committee’s interpretations, determinations, regulations and calculations are final and binding on all persons and parties concerned.

(F)	The Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each member of the Committee or other director, officer or employee of any Affiliated Organization performing administrative duties in connection with the Plan against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Participating Employers have the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

6.2	Benefit Claim Procedure. Within a reasonable time following termination of a Participant’s employment, the Committee will determine and notify the Participant or, if the Participant is deceased, his or her Beneficiary, of his or her benefits, if any, payable under the Plan. Not later than 30 days after receipt of such notice, the Participant or his or her Beneficiary, as the case may be, may file with the Committee a written claim objecting to the Committee’s determination. Not later than 90 days after receipt of such claim, the Committee will render a written decision on the claim to the claimant. If the claim is denied in whole or in part, such decision will include: the reasons for the denial; a reference to the Plan provision that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the Plan’s claim procedure. Not later than 60 days after receiving the Committee’s written decision, the claimant may file with the Committee a written request for review of the Committee’s decision, and the claimant or his or her representative may thereafter review Plan documents that relate to the claim and submit written comments to the Committee. Not later than 60 days after receiving such request, the Committee will afford the claimant or his or her representative an opportunity to present the claim in person to the Committee. Not later than 60 days after such presentation or, if there is no such presentation, not later than 60 days after the Committee’s receipt of the request for review, the Committee will render a final written decision on the claim, which decision will include the specific reasons for the decision, including references to specific Plan provisions where appropriate. The 90- and 60-day periods during which the Committee must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Committee’s control so require and if notice of such extension is given to the claimant prior to the expiration of the initial 90- or 60-day period.

6.3	Adoption by Affiliated Organization. With the prior approval of the Committee, an Affiliated Organization may, by action of its Board, adopt this Plan and become a Participating Employer.

6.4	Amendment.

(A)	By action of its Board, the Company may amend the Plan at any time and in any manner, except that (1) no amendment may adversely affect a benefit to which a Participant or the Beneficiary of a deceased Participant is entitled under the Plan as of the later of the adoption date or effective date of the amendment and (2) no attempted amendment to Section 5.1(B), this clause (2) or

Section 7.8 will be effective with respect to any Change in Control, as defined in Section 7.8 without regard to the attempted amendment, occurring within 12 months after the date on which the attempted amendment is approved by the Company’s Board unless each Participant provides his or her prior written consent to the amendment. Any amendment that changes the rate of earnings credited to Participants’ Accounts pursuant to Section 3.3 is effective with respect to the portion of the Accounts attributable to credits made before the date on which the amendment is adopted only if the Participant consents to the change pursuant to Section 3.3(B) or the Company’s Board determines in good faith that on that date, it is reasonably likely that, in the long run, the new rate will not result in materially lower earnings credits than the old rate. Any amendment to the Plan applies only to Participants who terminate employment after the effective date of the amendment unless the amendment expressly otherwise provides.

(B)	By action of its Board, the Company may terminate the Plan at any time. By action of its Board, any other Participating Employer may terminate its participation in the Plan at any time. If the Plan or a Participating Employer’s participation in the Plan is terminated, no additional deferrals or deferral credits will be made with respect to affected Participants, other than credits relating to the period prior to the effective date of the termination, and the Accounts of affected Participants will continue to be credited with earnings credits pursuant to Section 3.3 or investment credits pursuant to Section 3.4, as applicable, until they are distributed pursuant to Article 4 following the Participant’s termination of employment or death.

(C)	Notwithstanding any other provision of the Plan to the contrary, the Committee may cause a Participating Employer to make an immediate lump sum distribution to any Participant of the balance of his or her Account (determined in the manner specified in Section 4.1(C)) and/or transfer the benefits that would otherwise be payable under the Plan for all or any Participants to a new plan that is similar in all material respects (other than those which require the action in question to be taken), if the Committee in good faith determines that:

(1)	such action is necessary to ensure the continued status of the Plan (or the transferee plan) as an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, or

(2)	a Participant’s interest in the Plan has been or is likely to be includable in the Participant’s gross income for federal income tax purposes prior to the actual payment of benefits pursuant to the Plan. [Section 6.4 as amended 5/21/04]

6.5	Withholding and Offsets. The Participating Employers and the Trustee retain the right to withhold from any benefit payment under the Plan, any and all income, employment, excise and other tax as the Participating Employers or Trustee deems necessary and the Participating Employers may offset against amounts payable to a Participant or Beneficiary under the Plan any amounts then owing to the Participating Employers by such Participant or Beneficiary.

6.6	Disputes. In the event of a dispute over whether any person is entitled to a benefit under the Plan, the amount, form or timing of payment of any such benefit or any other provision of the Plan, the person is responsible for paying any costs he, she or it incurs, including attorney’s fees and legal expenses, and each Participating Employer is responsible for paying any costs it incurs, including attorney’s fees and legal expenses.

6.7	Other Benefits. Neither amounts deferred nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of a Participating Employer unless otherwise expressly provided thereunder.

6.8	No Warranties Regarding Tax Treatment. The Participating Employers make no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan and each Participant will hold the Committee and the Participating Employers and their officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

6.9	No Employment Rights Created. Neither the establishment of or participation in the Plan confers on any Employee the right to continued employment or limits the right of the Participating Employer to discharge, transfer, demote, modify terms and conditions of employment or otherwise deal with any Employee without regard to the effect which such action might have on him or her with respect to the Plan.

ARTICLE 7
Definitions, Construction and Interpretation

The definitions and rules of construction and interpretation set forth in this article apply in construing the Plan unless the context otherwise indicates.

7.1	Account. “Account” means the bookkeeping account maintained with respect to a Participant pursuant to Section 3.1.

7.2	Active Participant. “Active Participant” with respect to a Plan Year is a Qualified Employee who the Committee has determined is eligible to participate in the Plan for the Plan Year pursuant to Section 2.1 for the portion of the Plan Year during which he or she remains eligible.

7.3	Affiliated Organization. An “Affiliated Organization” is the Company and any corporation that is a member of a controlled group of corporations (within the meaning of Code section 1563(a) without regard to Code sections 1563(a)(4) and 1563(e)(3)(C)) that includes the Company or any trade or business (whether or not incorporated) that is controlled (within the meaning of Code section 414(c)) by the Company.

7.4	Annual Bonus. “Annual Bonus” with respect to a Participant for a Plan Year means the discretionary annual cash bonus paid to the Participant by a Participating Employer during the calendar quarter first following the Plan Year or that would have been so paid but for an election made pursuant to the Plan.

7.5	Base Salary. “Base Salary” with respect to a Participant for a Plan Year means the regular cash remuneration for services rendered as a Qualified Employee paid to the Participant by a Participating Employer during the Plan Year or that would have been so paid but for an election made pursuant to the Plan, excluding the following:

(1)	any bonus;

(2)	the value of life insurance coverage included in the Participant’s wages under Code section 79;

(3)	any car allowance, moving expense or mileage reimbursement;

(4)	any educational assistance payment;

(5)	any severance pay;

(6)	any payments under any plan of deferred compensation; or

(7)	any benefit under any qualified or nonqualified stock option or stock purchase plan; or

(8)	any other element of compensation specified in Plan Rules.

7.6	Board. “Board” means the board of directors of the Affiliated Organization in question. When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the board of directors in question.

7.7	Beneficiary. “Beneficiary” with respect to a Participant is the person designated or otherwise determined under the provisions of Section 4.2(D) as the distributee of benefits payable after the Participant’s death who has not ceased to be a Beneficiary pursuant to Section 2.6.

7.8	Change in Control.

(A)	“Change in Control” is any of the following:

(1)	the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company, in one transaction or in a series of related transactions, to any person;

(2)	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(3)	any person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (a) 20 percent or more, but not more than 50 percent, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuity directors or (b) more than 50 percent of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors(regardless of any approval by the continuity directors);

(4)	a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing (a) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (b) less than 50 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(5)	the continuity directors cease for any reason to constitute at least a majority of the Company’s board of directors; or

(6)	a change in control of the Company of a nature that would be required to be reported pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(B)	For purposes of this section:

(1)	a “continuity director” means any individual who is a member of the Company’s board of directors on the Effective Date while he or she is a member of the board, and any individual who subsequently becomes a member of the Company’s board of directors whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination);

(2)	“Exchange Act” is the Securities Exchange Act of 1934, as amended from time to time; and

(3)	“person” includes any individual, corporation, partnership, group, association or other “person,” as such term is defined in section 14(d) of the Exchange Act, other than (i) the Company; (ii) any corporation at least a majority of whose securities having ordinary voting power for the election of directors is owned, directly or indirectly, by the Company; (iii) any other entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of the entity’s governing body; or (iv) any benefit plan sponsored by the Company, a corporation described in clause (ii) or an entity described in clause (iii).

7.9	Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

7.10	Committee. “Committee” means the administrative committee described in Section 6.1.

7.11	Company. “Company” means Nash Finch Company or any successor thereto.

7.12	Cross Reference. References within a section of the Plan to a particular subsection refer to that subsection within the same section and references within a section or subsection to a particular clause refer to that clause within the same section or subsection, as the case may be.

7.13	Effective Date. “Effective Date” means June 1, 1994 or an earlier date specified by the Committee.

7.14	Employee. “Employee” is an individual who performs services as a common law employee of a Participating Employer.

7.15	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

7.16	Governing Law. To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to its conflict of laws rules of the State of Minnesota or any other jurisdiction.

7.17	Headings. The headings of articles and sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.

7.18	Participant. “Participant” is a current or former Active Participant to whose Account amounts have been credited pursuant to Article 3 and who has not ceased to be a Participant pursuant to Section 2.6.

7.19	Participating Employer. “Participating Employer” is the Company and any other Affiliated Organization that has adopted the Plan, or all of them collectively, as the context requires. An Affiliated Organization will cease to be a Participating Employer upon a termination of the Plan as to its Employees and the satisfaction in full of all of its obligations under the Plan or upon its ceasing to be an Affiliated Organization.

7.20	Plan. “Plan” means the Nash Finch Company Income Deferral Plan, as from time to time amended or restated.

7.21	Plan Year. “Plan Year” means the period beginning on the Effective Date and ending on December 31, 1994 and, thereafter, the calendar year.

7.22	Plan Rule. “Plan Rule” is a rule, policy, practice or procedure adopted by the Committee. Each Plan Rule will be uniform and nondiscriminatory with respect to persons determined by the Committee to be similarly situated.

7.23	Profit Sharing Plan. “Profit Sharing Plan” means the Nash Finch Company Profit Sharing Plan as amended from time to time.

7.24	Qualified Employee. “Qualified Employee” means an Employee who is considered to be a management or highly compensated employee under Plan Rules.

7.25	Retirement Age. “Retirement Age” means the earliest age at or after which a termination of employment is considered to be a retirement under policies of the Participating Employer generally applicable to Qualified Employees as in effect from time to time.

7.26	Termination of Employment.

(A)	For purposes of determining entitlement to distribution under this Plan, subject to Subsections (B) and (C), a Participant will be deemed to have terminated his or her employment only if the Committee determines that he or she has completely severed his or her employment relationship with all Affiliated Organizations or has become disabled within the meaning of Section 4.1(A)(2). Accordingly, neither transfer of employment among Affiliated Organizations nor absence from active service by reason of leave of absence of any nature (other than in connection with a Participant becoming disabled within the meaning of Section 4.1(A)(2)) will constitute a termination of employment. In addition, neither termination of the Plan nor, subject to Subsection (C), termination of participation in the Plan by a Participating Employer will be deemed to result in a termination of employment with respect to any affected Participant.

(B)	If some or all of the assets of a Participating Employer are acquired by a unrelated third party, a Participant who is employed by the acquiror or an affiliate of the acquiror in connection with the acquisition will be deemed to have terminated his or her employment unless the acquiror adopts a successor plan which is substantially similar to the Plan in all material respects and expressly assumes the Participating Employer’s obligation to provide benefits to the Participant, in which case the Participating Employer will cease to have any obligation to provide benefits to the Participant pursuant to the Plan as of the effective date of the assumption.

(C)	If a Participating Employer ceases to be an Affiliated Organization, unless otherwise provided in an agreement between the Company or the Participating Employer and an unrelated third party acquiror:

(1)	a Participant who is employed with the Participating Employer; or

(2)	a Participant who is not employed with the Participating Employer but has an Account balance attributable to the Participating Employer will not be deemed to have terminated his or her employment with respect to his or her Account balance attributable to the Participating Employer and the Participating Employer will, after the date on which it ceases to be an Affiliated Organization, continue to be solely responsible to provide benefits to the Participant equal to the balance of the Account as of the effective date of the cessation and as thereafter increased by deferral credits relating to the period before the effective date and earnings credits pursuant to Section 3.3 or investment credits pursuant to Section 3.4, as applicable. [Section 7.26(C) as amended 5/21/04]

7.27	Trust. “Trust” means any trust or trusts established by a Participating Employer pursuant to Section 5.1.

7.28	Trustee. “Trustee” means the one or more banks or trust companies that at the relevant time has or have been appointed by the Company to act as Trustee of the Trust.

7.29	Unforeseeable Emergency. “Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of a Participant and that would result in severe financial hardship to the Participant if the revocation or distribution, as the case may be, were not permitted. An Unforeseeable Emergency includes a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Code section 152(a)) of the Participant, the loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency does not exist if the financial hardship may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation itself would not cause severe hardship or (3) by cessation of deferrals under the Plan. The existence of an Unforeseeable Emergency will be determined by the Committee.